Exhibit (e)(8)

September 18, 2012

Cypress Semiconductor Corporation

198 Champion Court

San Jose, California 95134-1599

Attention:	T.J. Rodgers
President and Chief Executive Officer

Confidentiality Agreement

Dear Mr. Rodgers,

In order to enable Ramtron International Corporation (the “Company,” “we,” “our” or “us”) to disclose information to you which we believe you may need to evaluate us (the “Evaluation”) in connection with your tender offer to acquire all of our outstanding shares of common stock or to effectuate a possible transaction with us, with or without negotiation (such tender offer, together with any proxy or consent solicitation in connection therewith, the “Offer”), we are prepared to deliver to you, following your execution and delivery to us of this letter agreement, certain information about the properties, employees, finances, businesses and operations of the Company. All information about the Company furnished by us or our Representatives (as defined below) on or after the date hereof, whether oral or written, and regardless of the manner or form in which it is furnished, is referred to in this letter agreement as “Evaluation Material.” Evaluation Material also includes all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto. Evaluation Material does not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this letter agreement, (b) is or was available to you or your Representatives on a nonconfidential basis prior to its disclosure by us or our Representatives, (c) is or becomes available to you or your Representatives on a nonconfidential basis from a person (other than us or our Representatives) who is not, to your knowledge, prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to us or any Representative of ours or (d) is or was independently developed by you or on your behalf without reference to, or use of, any Evaluation Material. As used in this letter agreement, the term “Representative” means, as to any person, such person’s affiliates and its and their directors, officers, employees, agents and advisors (including, without limitation, financing sources, financial advisors, counsel and accountants). As used in this letter agreement, the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership or other legal or business entity or any individual.

Subject to the immediately succeeding paragraph, unless otherwise agreed to in writing by us, you agree except as required by Law (as defined below) (a) to keep confidential and not to disclose or reveal any Evaluation Material to any person other than those of your Representatives (i) who are actively and directly assisting you in furtherance of the Evaluation or who otherwise need to know the Evaluation Material to provide you with such assistance and (ii)

whom you instruct to comply with the terms of this letter agreement, (b) not use Evaluation Material for any purpose other than in furtherance of the Evaluation and (c) not to disclose to any person (other than those of your Representatives who are actively and directly assisting you in furtherance of the Evaluation or who otherwise need to know the Evaluation Material to provide you with such assistance and whom you instruct to comply with the terms of this letter agreement) any information about the Evaluation, or any other facts relating thereto, including, without limitation, the fact that discussions are taking place with respect thereto or the status thereof, the existence of this letter agreement, or the fact that Evaluation Material has been made available to you or your Representatives (the information in this clause (c), the “Transaction Information”). You agree that you have not entered into, nor shall you enter into, any agreement with any potential debt financing source which could reasonably be expected to limit such financing source from acting as a financing source for any other party considering entering into a strategic transaction with the Company. You acknowledge that you shall be responsible for any breach of the terms of this letter agreement by you or your Representatives and you agree, at your sole expense, to take commercially reasonable measures (including but not limited to court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material; provided, however, that you shall not be responsible for any breach of the terms of this letter agreement by your Representatives who have signed an undertaking in a form reasonably acceptable to you and us. As used in this letter agreement, “Law” means any applicable law, regulation (including, without limitation, any rule, regulation or policy statement of any organized securities exchange, market or automated quotation system on which any of your securities are listed or quoted) or valid legal process (including, without limitation, in connection with any judicial or administrative proceeding (including, without limitation, in response to oral questions, interrogatories or requests for information or documents) in which you or any of your Representatives are involved).

Other than as set forth below in connection with Required Disclosure (as defined below), in the event that you or any of your Representatives are required by Law to disclose any Evaluation Material or any other information concerning the Company, the Evaluation or the Transaction Information, you agree that you will provide us (to the extent legally permissible) with prompt (to the extent reasonably practicable) notice of requirement in order to enable us, at our sole cost and expense, to seek an appropriate protective order or other remedy (and if we seek such an order, you will provide such cooperation as we shall reasonably request), to consult with you with respect to our taking steps to resist or narrow the scope of such requirement, or to waive compliance, in whole or in part, with the terms of this letter agreement. In the event that such protective order or other remedy is not obtained, or we waive compliance, in whole or in part, with the terms of this letter agreement, you or your Representatives, as applicable, will disclose only that portion of the Evaluation Material required to be disclosed and will use commercially reasonable efforts to ensure that all Evaluation Material so disclosed will be accorded confidential treatment. Notwithstanding anything to the contrary in this letter agreement, you may disclose or use any Evaluation Material or any other information concerning the Company, the Evaluation or the Transaction Information in any proxy statement, consent statement, tender offer document, registration statement or other disclosure document relating to the Offer (any of the foregoing, a “Disclosure Document”) to the extent that such disclosure is necessary to comply with Law (whether or not the preparation, filing or dissemination of such Disclosure Document by you is voluntary) (any such Evaluation Material or information, the “Required Disclosure”).

If we, in our sole discretion, so request, you will, promptly upon our request, deliver to us all Evaluation Material (including all copies or reproductions thereof in whatever form or medium, including electronic copies) furnished by us or our Representatives, and either return or destroy (provided that any such destruction shall be certified in writing to us by a duly authorized Representative of yours) all copies or reproductions (in whatever form or medium, including electronic copies) of all other Evaluation Material prepared by you or any Representative of yours; provided, however, that (a) your outside counsel may keep a complete copy of the Evaluation Material for archival purposes and such copy may be used by you (i) in connection with any claim, action or proceeding relating to this letter agreement or the Evaluation Material furnished to you pursuant to this letter agreement or (ii) in any Required Disclosure in any Disclosure Document and (b) your financial and legal advisors may retain the Evaluation Material to the extent necessary to comply with Law. Notwithstanding anything to the contrary in this letter agreement, your Representatives who are external advisors will not be obligated to return or destroy any Evaluation Material to the extent otherwise required by Law or practice governing professionals or any internal compliance or document retention policy or procedure, and nothing herein requires the alteration, modification, deletion or destruction of backup tapes or other backup media relating to the backup storage of data made in the ordinary course of business provided that such backup tapes or other backup media are not accessible by end users. Any oral Evaluation Material will continue to be subject to the terms of this letter agreement.

You acknowledge that none of the Company or its Representatives and none of the respective officers, directors, employees, agents or controlling persons of our Representatives makes any express or implied representation or warranty as to the completeness and accuracy of any Evaluation Material, and you agree that none of such persons shall have any liability to you or any of your Representatives relating to or arising from your or their use of any Evaluation Material or for any errors therein or omissions therefrom. You also agree that you are not entitled to rely on the completeness or accuracy of any Evaluation Material and that you shall be entitled to rely solely on such representations and warranties as may be made to you in any definitive agreement relating to a possible transaction, subject to the terms and conditions of such agreement.

You agree that all proprietary and intellectual property rights in and to the Evaluation Material shall remain the sole property of the Company, and nothing in this letter agreement shall be construed in any way to grant to you or your Representatives any express or implied option, license or other right, title or interest in or to any Evaluation Material, or to any intellectual property rights embodied in such Evaluation Material. Notwithstanding the foregoing, Residuals (as defined below) will not be subject to the use restrictions set forth in the second paragraph of this letter agreement. The term “Residuals” means information of a general nature that is retained, without conscious attempt to memorize, in the unaided memories of your Representatives who have access to the Evaluation Material.

You further acknowledge that you are aware and that your Representatives have been advised that the United States securities laws prevent any person having material non-public information about a company from purchasing or selling securities of that company.

You agree that without our prior written consent, neither you nor any of your controlled affiliates will for a period of two years from the date hereof directly or indirectly solicit for employment any executive officers and any other person with whom you first come in contact with, or first become aware of, in connection with the Evaluation and who is employed by us or any of our subsidiaries as of the date hereof or at any time hereafter and prior to the termination of the Evaluation (all such persons, the “Covered Employees”). Notwithstanding the foregoing, it shall not be a breach of this paragraph for you or your controlled affiliates to solicit or employ any of the Covered Employees (a) resulting from general advertisements for employment conducted by you or your affiliates (including, without limitation, any recruitment efforts conducted by any recruitment agency so long as you or your affiliates have not directed such recruitment efforts at such Covered Employees) or (b) six months following the cessation of such Covered Employee’s employment with us without any solicitation or encouragement by you or your affiliates.

It is further understood and agreed that you and your Representatives will use commercially reasonable efforts to direct all (a) requests for additional information and (b) requests for facility tours or management meetings to the Company initially through its financial advisor, Needham & Company, LLC.

You understand and agree that no contract or agreement providing for any transaction involving a possible transaction shall be deemed to exist between you and the Company unless and until a final definitive agreement regarding a possible transaction has been executed and delivered by the parties hereto or their affiliates. The execution of this letter agreement and the provision of Evaluation Material pursuant hereto will not impose any legal obligation on any party hereto or any of its Representatives, other than with respect to the confidentiality and other matters set forth herein. You also acknowledge and agree that the execution of this letter agreement and the provision of Evaluation Material pursuant hereto (a) does not impose any obligation on us or our Representatives to conduct any process that may or may not result in a possible transaction in any particular manner, consummate a possible transaction or provide notice to you regarding any aspect of such process (including, without limitation, negotiating and entering into a final acquisition agreement with any third party without notice to you) or (b) restrict our ability to change, in our sole discretion, such procedures at any time and without notice to you.

It is understood and agreed that money damages may be an insufficient remedy for any actual or threatened breach of this letter agreement by you or your Representatives and that without prejudice to the rights and remedies otherwise available to us, we shall be entitled to seek equitable relief by way of injunction, specific performance or otherwise if you or any of your Representatives breach or threaten to breach any of the provisions of this letter agreement.

It is further understood and agreed that no failure or delay by us in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware. You hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and the United States of America located in the State of Delaware, for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and you agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by United States registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in the courts of the State of Delaware and the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Any assignment of this letter agreement by you without our prior written consent shall be void.

If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced under any law or public policy, all other terms and provisions of this letter agreement shall nevertheless remain in full force and effect. If any term or provision of this letter agreement is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the parties contemplate that the court making such determination shall reduce such extent, duration, scope or other provision and enforce them in their reduced form for all purposes contemplated by this letter agreement.

This letter agreement contains the entire agreement between you and us concerning confidentiality of the Evaluation Material, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon you or us, unless approved in writing by you and us.

This letter agreement and all rights and obligations hereunder shall expire and cease to have any force or effect on the eighteen month anniversary of the date hereof.

[Signature page follows.]

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

Ramtron International Corporation

By:	/s/ Eric A. Balzer
Name: Eric A. Balzer
Title: Chief Financial Officer

Accepted and Agreed as of

the date first written above:

Cypress Semiconductor Corporation

By:	/s/ Brad Buss
Name: Brad Buss
Title: Executive Vice President & Chief Financial Officer

[Signature Page to Confidentiality Agreement]